Exhibit 10.20
SUBLEASE AGREEMENT
     This SUBLEASE AGREEMENT (this “Sublease”) is entered into as of February ___, 2009 (the “Effective Date”), between Broadweave Networks, Inc. (“Tenant”) and Life Vantage, Inc. (“Subtenant”), with reference to the following:
     A. “Riverpark Four, LLC.”, as Landlord, and Broadweave Networks, Inc., as Tenant, entered into that certain Office Lease dated September 5, 2006 (the “Original Lease”) whereby certain premises located at Suite 525 at 10813 South Riverfront Parkway, Salt Lake City, UT 84095 (the “Building”), and more particularly described in the Original Lease (the “Premises”), were leased to Tenant. A copy of the Original Lease, and any amendments (the Original Lease, as amended, is referred to in this Sublease as the “Primary Lease”), is attached and incorporated by reference for all purposes into this Sublease as Exhibit “B”.
     B. Tenant desires to sublease the Premises to Subtenant, and Subtenant wishes to sublease the Premises from Tenant.
     For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Tenant and Subtenant agree as follows:
1. Sublease. Tenant subleases to Subtenant, and Subtenant subleases from Tenant, upon the terms and conditions set forth in this Sublease, the Premises consisting of approximately 9,631 rentable square feet as shown on the drawing attached to this Sublease as Exhibit “A” and incorporated by reference for all purposes (the “Subleased Premises”).
2. Term. The term of the Sublease shall be for a period of thirty-nine (39) months commencing on March 1, 2009 (“Commencement Date”) and terminate on May 31, 2012 (the “Expiration Date”); provided, however, that this Sublease shall terminate earlier upon termination, for any cause whatsoever, of the Primary Lease.
3. Base Rent. Subtenant agrees to pay Tenant for the use of the Subleased Premises the monthly sum of seventeen thousand two hundred fifty-five dollars and fifty-four cents ($17,255.54) per month or twenty one dollars and fifty cents ($21.50) annually per rentable square foot (“Base Rent”) during the term of the lease. Such Base Rent shall be increased by three percent (3%) on each anniversary thereafter. Tenant agrees to pay the Base Rent for March 2009, in full, upon Sublease execution. Tenant agrees to pay Landlord all additional rent, operating expenses, and other costs that Tenant remains responsible for in the Original Lease in excess of the actual costs for the calendar year 2009. Subtenant’s failure to pay any installment of Operating Expenses or other items of additional Rent, upon the date when payment is due and failure to cure within five (5) days after receipt of written notice from Tenant specifying the failure, shall constitute an event of default.
4. Security Deposit. On the date of this Sublease being executed, Subtenant shall deposit with Tenant seventeen thousand two hundred fifty-five dollars and fifty-four cents ($17,255.54) as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant. If Subtenant defaults with respect to any provision of this Sublease, including but not limited to, the provisions relating to the payment of rent, Tenant may use, apply or retain all of any part of said security deposit for the payment of any rent and any other sum in default, or for the payment of any other amount which Tenant may spend or become obligated to spend by reason of Subtenant’s default or to compensate Tenant for any other loss or damage which Tenant may suffer by reason of Subtenant’s default. If any portion of said security deposit is so used or applied, Subtenant shall, within five (5) days after written demand therefore, deposit cash with Tenant in an amount sufficient to restore the security deposit to its original amount, and Subtenant’s failure to do so shall be a material breach of this Sublease. Except to the extent required by law, Tenant shall not be required to keep said security deposit separate from its general funds, and Subtenant shall not be entitled to interest on any security deposit. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, said security deposit or any balance thereof shall be returned to Subtenant (or, at Tenant’s option, to the last assignee of Subtenant’s interest hereunder) within sixty (60) days after the expiration of the term and Subtenant’s vacation of the Premises. Nothing herein shall be construed to limit the amount of damages recoverable by Tenant or any other remedy to the amount of the security deposit.
5. Primary Lease.
     (a) The terms and conditions of the Primary Lease are incorporated into this Sublease by reference for all purposes. Subtenant, by Subtenant’s execution of this Sublease, acknowledges that Tenant has furnished Subtenant with a copy of the Primary Lease and Amendment, Subtenant has examined the Primary Lease and is familiar with its terms. Except as otherwise expressly provided in this Sublease, Subtenant agrees to comply in all respects with the terms and conditions of the Primary Lease insofar as the same are applicable to the Subleased Premises.
     (b) As between Tenant and Subtenant, Tenant shall be entitled to all of the rights and remedies reserved by and granted to the landlord in the Primary Lease as if Tenant was the “Landlord” under the Primary Lease and Subtenant was the “Tenant” under the Primary Lease. Such rights and remedies are incorporated into this Sublease by reference for all purposes.
     (c) This Sublease is subject and subordinate to all of the terms, covenants and conditions of the Primary Lease and to all of the rights of Landlord under the Primary Lease. If the Primary Lease terminates for any reason prior to the expiration or termination of this Sublease, Subtenant shall not have any claim whatsoever against Tenant arising or resulting from such termination of the Primary Lease.
6. Limitation of Liability and Indemnity. Notwithstanding any provision of the Primary Lease to the contrary, neither Landlord nor the Tenant shall be liable to Subtenant, or any of its agents, employees, servants or invitees, for any damage to persons or property due to the condition or design or any defect in the Building or its mechanical systems which may exist or subsequently occur. Subtenant with respect to itself and its agents, employees, servants and invitees, expressly assumes all risks and damage to persons and property, either proximate or remote, by the reason of the present or future condition of the Subleased Premises or the Building. All indemnification, hold harmless and release provisions contained in the Primary Lease running to the benefit of Landlord are incorporated into this Sublease by reference for the benefit of Tenant as if Tenant was the “Landlord” and Subtenant was the “Tenant” under the Primary Lease. Except as otherwise expressly provided in this Sublease, all indemnification, hold harmless and release provisions contained in the Primary Lease running to the benefit of the Tenant are incorporated into this Sublease by reference for the benefit of Subtenant as if Subtenant was the “Tenant” under the Primary Lease and Tenant was the “Landlord” under the Primary Lease. This paragraph is for the benefit of the Subtenant, Tenant and Landlord only, and no right of action shall accrue under this paragraph to any other party by way of subrogation or otherwise.

7. Furniture. Subtenant shall have the right of use of the existing furniture within the Sublease Premises for the Sublease Term. If Subtenant is not in default, Subtenant may elect to purchase such furniture at market value upon expiration of the Sublease Term. Subtenant shall give Tenant ninety (90) days prior written notice of Subtenant’s election to purchase the furniture. If such notice is not given within the above timeframe, Tenant may elect to dispose of the furniture at its sole discretion.
8. Alterations. Subtenant may not make any alterations, improvements or additions to the Subleased Premises (collectively, “Improvements”) without the express prior written consent of Landlord and Tenant. Any Improvements to which Landlord and Tenant consent must be constructed and installed in accordance with (i) all requirements contained in the Primary Lease and (ii) any requirements imposed by Tenant to protect Tenant’s interest in the Primary Lease and/or in the Subleased Premises. Further, upon termination of this Sublease, any Improvements to the Subleased Premises shall remain in the Subleased Premises, and Subtenant shall not have the right to remove such Improvements.
9. Damage and Destruction.
     (a) If the Subleased Premises, or any portion of the Subleased Premises, are damaged or destroyed by any cause whatsoever, such that the Primary Lease is terminated, this Sublease shall terminate immediately upon termination of the Primary Lease. Rent and any other payments for which Subtenant is liable shall be apportioned and paid to the date of such damage or destruction, and Subtenant shall immediately deliver possession of the Subleased Premises to Tenant.
     (b) If any portion of the Building is damaged or destroyed by any cause whatsoever, and such damage or destruction is not significant enough to cause a termination of the Primary Lease, Tenant agrees, subject to Paragraph 16 of the Primary Lease, to use good faith efforts to cause Landlord to repair such damage. Notwithstanding any such damage, Subtenant shall continue to be obligated to pay all rent under this Sublease during the period of restoration.
10. Condemnation. Upon any taking by condemnation or other eminent domain proceeding of all or a portion of the Premises which results in the termination of the Primary Lease, this Sublease shall terminate concurrently with the Primary Lease. As between Tenant and Subtenant, any awards or damages payable as a result of such taking by condemnation or other eminent domain proceeding shall be the sole property of Tenant, and Subtenant shall have no claim to any part of such awards or damages.
11. Certificates. Subtenant agrees to furnish to Tenant or to Landlord certificates certifying as to any information reasonably requested by either Tenant or Landlord.
12. Condition of Subleased Premises and Surrender of the Subleased Premises. Subtenant acknowledges that (a) Subtenant has fully inspected the Subleased Premises and accepts the same in their present condition, “as is, where is”, with all faults, and (b) Tenant has made no warranties or representations to Subtenant whatsoever with respect to the condition of the Subleased Premises. Upon the expiration or termination of this Sublease, Subtenant agrees to return the Subleased Premises to Tenant and Landlord in the condition required by the Primary Lease.
13. Certificates, Licenses and/or Permits. Subtenant shall, at Subtenant’s sole expense, obtain all necessary certificates, licenses or permits to do business in the Subleased Premises, which may be required by any governmental authorities.

14. Attorneys’ Fees and Costs of Enforcement. If either party to this Sublease commences an action to enforce any of the provisions of this Sublease, the prevailing party in such action shall be entitled to collect all of the costs of such action (including, without limitation, attorneys’ fees and court costs) from the other party. Subtenant shall also pay all reasonable attorneys’ fees and other expenses incurred by Tenant incident to the negotiation and preparation of this Sublease.
15. Cumulative Rights and Remedies. No right or remedy contained in this Sublease, in the Primary Lease, or provided by law is intended to be exclusive of any other right or remedy, but shall be cumulative and in addition to every other right or remedy.
16. Assignment and Subletting. Subtenant may not assign Subtenant’s rights under this Sublease or sublet all or any portion of the Subleased Premises without Tenant’s prior written consent, which may not be unreasonably withheld.
17. General Provisions. This Sublease sets forth the complete agreement between Tenant and Subtenant regarding the subject matter of this Sublease. This Sublease may not be terminated, amended or modified in any respect except by agreement in writing executed by both Tenant and Subtenant. All duties and obligations of Subtenant under this Sublease that are unperformed shall survive the termination or expiration of this Sublease. Except as limited by this Paragraph, this Sublease, and all the terms and conditions of this Sublease, shall be binding upon and inure to the benefit of Tenant and Subtenant and their respective successors, representatives and assigns.
18. Server Room. Tenant shall have thirty (30) days to stage the removal of equipment from the Server Room, so long as reasonable notice and access is given to Subtenant, and such removal and access does not have an adverse effect on Subtenant’s occupancy. Furthermore, it is agreed and understood that Tenant and Subtenant may (at each party’s sole discretion) enter into a separate agreement relative to telecommunications connectivity within the space, and that Tenant shall maintain a rack in that room for a period of at least one year.
ACCORDINGLY, the parties have executed this Sublease as of the date first set forth above.

TENANT:

Broadweave Networks, Inc.

By:

Name/Title:

SUBTENANT:

Life Vantage, Inc.

By:

Name/Title:

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